Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No.'s 33-91364, 333-120318, 333-125473, 333-153021 and 333-161596 on Form S-8 of our reports dated June 17, 2013, relating to the consolidated financial statements and consolidated financial statement schedule of Alliance One International, Inc., and the effectiveness of Alliance One International Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Alliance One International, Inc. for the year ended March 31, 2013.

/s/ Deloitte & Touche LLP
Raleigh, North Carolina
June 17, 2013